EXHIBIT 5.1

May 5, 2016

American Express Company
200 Vesey Street
New York, New York 10285

Ladies and Gentlemen:
We have acted as special counsel to American Express Company, a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 17,500,000 common shares, par value $0.20 per share (the “Shares”), to be issued under the American Express Company 2016 Incentive Compensation Plan (the “Plan”).
We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further qualification set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and, except as may otherwise be provided by Section 630 of the Business Corporation Law of the State of New York, nonassessable.

American Express Company, p. 2

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of this opinion letter as a part (Exhibit 5) of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP

By /s/ Leslie N. Silverman
Leslie N. Silverman, a Partner